Exhibit 5.1

New York Menlo Park Washington DC São Paulo London	Paris Madrid Tokyo Beijing Hong Kong

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4000 tel 212 701 5800 fax

October 31, 2012

Credit Suisse AG
Paradeplatz 8
CH 8070 Zurich, Switzerland

Ladies and Gentlemen:

Credit Suisse AG, a corporation organized under the laws of Switzerland (the “Company”), has filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form F-3 (File No. 333-180300-03) (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), among other securities, the Company’s Medium-Term Notes to be issued from time to time by the Company through its Nassau branch.  These securities include the notes identified in Exhibit A attached hereto (the “Notes”). These Notes have been issued pursuant to the Senior Indenture dated as of March 29, 2007 (the “Indenture”) between the Company and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee (the “Trustee”), as amended.

We, as your United States counsel, have examined such documents, corporate records and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinions expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, we advise you that in our opinion, the Notes, when executed and authenticated in accordance with the terms of the Indenture, and delivered to the initial purchasers thereof against payment therefor, will be valid and binding obligations of the Company entitled to the benefits of the Indenture, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting the enforcement of creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability.

In rendering the opinion expressed above, we have assumed that (1) the Company has duly authorized the Notes and the Indenture; (2) the Company is validly existing as a company in good standing under the laws of Switzerland; (3) the Trustee is validly existing as a corporation in good standing under the laws of its jurisdiction of incorporation; (4) the Registration Statement is effective; (5) the execution, delivery and performance by the Company and the Trustee of the Indenture and the execution, delivery, and performance by the Company of the Notes (a) are within the corporate powers of the Company and the Trustee, (b) do not contravene, or constitute a default under, the certificate of incorporation or bylaws or other constitutive documents of the Company or the Trustee, (c) do not require any action by or in respect of, or filing with, any governmental body, agency or official, and (d) do not contravene, or constitute a default under, any provision of applicable law or regulation, public policy or any judgment, injunction, order or decree or any agreement or other instrument binding upon the Company or the Trustee; and (6) the Indenture is a valid, binding and enforceable agreement of the Trustee.

We express no opinion as to (x) provisions in the Indenture that purport to waive objections to venue, claims that a particular jurisdiction is an inconvenient forum or the like, (y) whether a United States federal court would have subject-matter or personal jurisdiction over a controversy arising under the Notes or (z) the effectiveness of any service of process made other than in accordance with applicable law.  In addition, we note that the enforceability in the United States of Section 10.08(c) of the Indenture is subject to the limitations set forth in the United States Foreign Sovereign Immunities Act of 1976.

We are members of the Bar of the State of New York, and we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York.

We hereby consent to the filing of this opinion as an exhibit to a report on Form 6-K to be filed by the Company on the date hereof and incorporated by reference into the Registration Statement.

In giving our consent above, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours, /s/ Davis Polk & Wardwell LLP

Exhibit A to Davis Polk & Wardwell LLP opinion dated October 31, 2012 to Credit Suisse AG

1.
Buffered Return Enhanced Notes due November 14, 2013 Linked to a Basket Consisting of the Hang Seng® China Enterprises Index, the Korea Stock Price Index 200, the MSCI Taiwan Index, the Hang Seng® Index and the MSCI Singapore Free Index and related Asian Currencies

2.	Buffered Accelerated Return Equity Securities due October 31, 2014 Linked to the Performance of the iShares® MSCI Emerging Markets Index Fund

3.	Buffered Accelerated Return Equity Securities due October 31, 2014 Linked to the Performance of the Market Vectors Gold Miners ETF and the iShares® Silver Trust

4.	Digital-Plus Barrier Notes due October 31, 2016 Linked to the Performance of the S&P 500® Index

5.	Digital Payment Securities due May 1, 2014 Linked to the Performance of the Russell 2000® Index

6.	Callable Cert Plus Securities due April 30, 2014 Linked to the Performance of the S&P 500® Index and the Russell 2000® Index

7.	Digital-Plus Barrier Notes due January 31, 2017 Linked to the Performance of the S&P 500® Index

8.	High/Low Coupon Callable Yield Notes due January 31, 2014 Linked to the Performance of the Russell 2000® Index and the United States Oil Fund, LP

9.	High/Low Coupon Callable Yield Notes due April 30, 2014 Linked to the Performance of the S&P 500® Index and the Russell 2000® Index

10.	4 Year Daily Range Accrual Securities due October 31, 2016 Linked to the Performance of the Russell 2000® Index

11.	Contingent Coupon Callable Yield Notes due April 30, 2015 Linked to the Performance of the S&P 500® Index, the Russell 2000® Index and the iShares® MSCI EAFE® Index Fund

12.	High/Low Coupon Callable Yield Notes due October 31, 2013 Linked to the Performance of the Russell 2000® Index, the United States Oil Fund, LP and the Market Vectors Gold Miners ETF